Filed # C14597-97
                                                                    Feb 15, 2002
                                                                In the office of
                                                  Dean Heller, Secretary of Sate



                           Certificate of Amendment to
                          Articles of Incorporation for
                               Vanstar Films, Inc.
                      (Pursuant to NRSD 78.385 and 78.390)




1.       Name of Corporation: Vanstar Films, Inc.

2.       The Articles have been amended as follows:

         Paragraph First of the Articles of Incorporation, relating to the name of the Corporation, is hereby amended to read in its entirety, as follows:

         "First: The name of the Corporation is Garuda Capital Corp."


3. Pursuant to a resolution of the Corporation's Board of Directors, the foregoing Certificate of Amendment was duly approved by an affirmative vote of the holders of a majority of the Corporation's 1,247,575 shares of common stock outstanding and entitled to vote on the proposed amendment, and therefore sufficient for approval, all in accordance with the General Corporation Law of Nevada and the existing Articles of Incorporation and by-laws of the Corporation.



IN WITNESS WHEREOF, VANSTAR FILMS, INC. has caused this Certificate of Amendment of be signed by its President as of the date below.

VANSTAR FILMS, INC.


By: // John Curry, President//

Dated: February 14, 2002